EXHIBIT 5.1

Infosys Technologies Limited
Electronics City, Hosur Road
Bangalore, Karnataka, India 561 229

July 1, 2004

Gentlemen:

We have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 16, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,200,000 Equity Shares, par value Rs. 5 per share, each represented by one American Depositary Shares (“ADSs”) of Infosys Technologies Limited, a public company with limited liability incorporated in the Republic of India (the “Shares”), reserved for issuance pursuant to the 1998 Stock Option Plan, (the “Plan”). As your legal counsel, we have examined, strictly under Indian law, the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Shares under the Plan. Strictly limited to Indian law and assuming that all Shares sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, it is our opinion that the Shares to be issued and sold by your Company have been duly authorized and validly issued and are fully paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

Very truly yours,

/s/ CRAWFORD BAYLEY & CO